                                                                EXHIBIT (d)(12)

                                POLICY SCHEDULE

Insured:                        John Doe     Policy Number:                     000000000

Insurance Age:                  35           Date of Issue:              February 1, 2013

Base Coverage:                  $50,000.00   Maturity Date:              February 1, 2099
Supplemental Coverage:          $     0.00
Initial Specified Amount:       $50,000.00   Death Benefit Option:                     [1]

This Is A [Sex Distinct] Policy

Premium Class:                               Preferred Plus
Initial Premium:                             $966.98
Planned Periodic Premium:                    $966.98 Payable Annually
Monthly Deduction Day:                       [1st] Day Of Each Month

Minimum Death Benefit Amount (After A
      Decrease In Specified Amount):         [$50,000.00]

Minimum Partial Surrender:                   [$500.00]

Minimum Value That May Be Retained In A
      Division After A Partial Surrender:    [$500.00]

                                             Annual Effective                 Monthly
Guaranteed Interest Rate:                        2.00%                        0.1651%

Mortality Table:                             Composite 2001 Commissioners Standard
                                             Ordinary [Male or Female] ANB Mortality Table

Death Benefit Compliance Test:               [Guideline Premium]

[Initial Maximum Net Amount At Risk If Death  [2] Times The Initial Specified Amount Stated
      Benefit Option 3 Is Selected:                 On This Page]

Account Value Enhancement:                   [21st] Policy Year

Coverage may expire prior to the Maturity Date shown where either no premiums are paid following payment of the initial premium, or subsequent premiums are insufficient to continue coverage to such date.

                       This Is A[n] [State Name] Policy

08704 Rev0213

                                    Page 3